Exhibit 99.1

ITEM 6. SELECTED FINANCIAL DATA

Amounts in the table below have been recast to reflect the results of PBMS, the Nordic furniture business, IMS and DIS as discontinued operations (see Note 19 to the Consolidated Financial Statements). The following table of selected financial data should be read in conjunction with the more detailed consolidated financial statements and related notes thereto included in Item 8 of this Form 10-K.

	Years Ended December 31,
	2013	2012	2011	2010	2009
Total revenue	$3,791,335	$3,823,713	$4,030,669	$4,125,101	$4,191,609

Amounts attributable to common stockholders:
Net income from continuing operations	$287,612	$379,107	$418,967	$244,460	$333,585
(Loss) income from discontinued operations	(144,777)	66,056	198,513	47,919	89,860
Net income - Pitney Bowes Inc.	$142,835	$445,163	$617,480	$292,379	$423,445

Basic earnings per share attributable to common stockholders (1):
Continuing operations	$1.43	$1.89	$2.07	$1.19	$1.61
Discontinued operations	(0.72)	0.33	0.98	0.23	0.43
Net income - Pitney Bowes Inc.	$0.71	$2.22	$3.06	$1.42	$2.05

Diluted earnings per share attributable to common stockholders (1):
Continuing operations	$1.42	$1.88	$2.07	$1.18	$1.61
Discontinued operations	(0.71)	0.33	0.98	0.23	0.43
Net income - Pitney Bowes Inc.	$0.70	$2.21	$3.05	$1.41	$2.04

Cash dividends paid per share of common stock	$0.9375	$1.50	$1.48	$1.46	$1.44

Balance sheet data:
	December 31,
	2013	2012	2011	2010	2009
Total assets	$6,772,708	$7,859,891	$8,147,104	$8,444,023	$8,571,039
Long-term debt	$3,346,295	$3,642,375	$3,683,909	$4,239,248	$4,213,640
Total debt	$3,346,295	$4,017,375	$4,233,909	$4,289,248	$4,439,662
Noncontrolling interests (Preferred stockholders' equity in subsidiaries)	$296,370	$296,370	$296,370	$296,370	$296,370

(1)	The sum of earnings per share may not equal the totals due to rounding.